Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

REALTY INCOME CORPORATION,

ORION OFFICE REIT INC.,

and

ORION OFFICE REIT LP

Dated as of November 11, 2021

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 11, 2021 (this “Agreement”), is by and among Realty Income Corporation, a Maryland corporation (“Realty Income”), Orion Office REIT Inc., a Maryland corporation (“Orion”) and Orion Office REIT LP, a Maryland limited partnership (“Orion OP”).

RECITALS

WHEREAS, Realty Income entered into an Agreement and Plan of Merger, dated April 29, 2021 (as amended from time to time, the “Merger Agreement”), by and among Realty Income, Rams MD Subsidiary I, Inc., Maryland corporation and a direct wholly owned Subsidiary of Realty Income (“Merger Sub 1”), Rams Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Realty Income (“Merger Sub 2”), VEREIT, Inc., a Maryland corporation (“VEREIT”), and VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP”), pursuant to which (i) Merger

Sub 2 merged with and into VEREIT OP (the “Partnership Merger”), with VEREIT OP continuing as the surviving entity, and (ii) immediately thereafter, VEREIT merged with and into Merger Sub 1 (the “Merger” and together with the Partnership Merger, the “Mergers”), with Merger Sub 1 continuing as the surviving corporation as a wholly owned Subsidiary of Realty Income;

WHEREAS, the Mergers became effective on November 1, 2021 (the “Effective Time”);

WHEREAS, the Parties have determined that, before the close of business on the November 12, 2021, the Parties will consummate a series of reorganization and separation transactions (the “Separation”), pursuant to which, among other things, the direct or indirect ownership interests in certain office real property of Realty Income (including certain office properties owned by VEREIT and its subsidiaries), as well as certain other Assets and Liabilities related to such office real property, will be contributed to Orion OP, a newly formed limited partnership that will serve as the operating partnership of Orion following consummation of the transactions described in this Agreement;

WHEREAS, following the Separation, as contemplated under the Merger Agreement, Realty Income will distribute to the stockholders of Realty Income (which then will include former VEREIT common stockholders and certain former VEREIT OP common unitholders, in each case, who held shares of Realty Income stock as of the close of Business on the Record Date) all of the issued and outstanding Orion Common Stock (the “Distribution,” and together with the Separation, the “Separation Transactions”);

WHEREAS, the Parties have completed certain preliminary actions in connection with the Separation and the Distribution, including the formation of Orion as a wholly owned Subsidiary of Realty Income, and the formation of Orion OP;

WHEREAS, Orion has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 10, which includes an information statement, with respect to the shares of Orion Common Stock to be distributed by Realty Income in the Distribution, which was declared effective by the SEC on October 22, 2021;

WHEREAS, contemporaneously with the execution of this Agreement, in furtherance of the foregoing, the board of directors of Realty Income (the “Realty Income Board”) has approved the Distribution of all of the issued and outstanding shares of Orion common stock, par value $0.001 per share (“Orion Common Stock”), at a ratio of one share of Orion Common Stock for each ten shares of Realty Income common stock, par value $0.01 per share held as of the close of business on the Record Date, subject to the satisfaction of the conditions of the Distribution set forth in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to set forth each of the Separation Transactions to be effectuated by the Parties, and to set forth certain other agreements relating to the Separation Transactions and the relationship of Realty Income, Orion and their respective Affiliates following the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 7.2(a).

“Accounting Principles” shall mean GAAP applied on a consistent basis.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Amount” shall mean an amount, without duplication, equal to (a)(1) the cash amount of monthly rent payments actually collected by the Realty Income Group from tenants in the properties comprising the Transferred Business prior to the Distribution Effective Time with respect to the month in which the Distribution Effective Time occurs, multiplied by (2) a fraction equal to (A) the number of days left in the month in which the Distribution Effective Time occurs after the Distribution Effective Time (including the date on which the Distribution Effective Time occurs), divided by (B) the total number of days in the month in which the Distribution Effective Time occurs, plus, without duplication, (b) any cash amount of additional payments collected by the Realty Income Group from tenants in the properties comprising the Transferred Business prior to the Distribution Effective Time to cover Taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by the Realty Income Group in connection with the ownership, operation, maintenance and management of the properties comprising the Transferred Business that are payable by the Orion Group following the Distribution Effective Time.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, from and after the Distribution Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Orion Group shall be deemed to be an Affiliate of any member of the Realty Income Group and (b) no member of the Realty Income Group shall be deemed to be an Affiliate of any member of the Orion Group.

“Agent” shall mean a distribution agent, transfer agent and registrar that is duly appointed by Realty Income to act in such capacities for the Orion Common Stock in connection with the Distribution.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation Transactions or the other transactions contemplated by this Agreement, including the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents.

“Appraiser” shall mean an independent appraisal firm selected by the Realty Income Board.

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.2(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Tax assets (including any Tax items, attributes or rights to receive any Tax Benefit) shall not be treated as Assets governed by this Agreement.

“Assumed Liabilities” shall mean (i) each of the Liabilities identified as Assumed Liabilities on Exhibit B, taking into account the effect to the Separation Transactions, (ii) all Liabilities and obligations arising under the Orion Credit Facilities, and (iii) all Liabilities and obligations of Orion or any of its Subsidiaries arising under any contract or agreement entered into or assumed by Orion or any of its Subsidiaries.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, New York are closed for business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation, the Distribution or the Orion Group, or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the recitals hereof.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Effective Time” shall mean 12:01 p.m., Eastern time, on the Distribution Date.

“Effective Time” shall have the meaning set forth in the recitals hereof.

“Employee Matters Agreement” shall mean the employee matters agreement to be entered into by and between Realty Income, VEREIT and Orion or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials, (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material, (c) the treatment, storage, disposal or management of Hazardous Materials, (d) exposure to Hazardous Materials or any other toxic, hazardous or other controlled, prohibited or regulated substances, (e) the transportation, release or any other use of Hazardous Materials, or (f) the pollution, protection or regulation of the environmental or natural resources.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.12(a).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean, other than the Transferred Assets, all of the Assets of Realty Income. Without limiting the foregoing, the Excluded Assets shall include each of the Assets set forth on Exhibit C.

“Excluded Business” shall mean, other than the Transferred Business, the businesses, operations and activities of Realty Income and the Realty Income Group.

“Excluded Liabilities” shall mean, other than the Assumed Liabilities, the Liabilities of Realty Income. Without limiting the foregoing, the Excluded Liabilities shall include each of the Liabilities set forth on Exhibit C.

“Final Adjustment Amount” shall have the meaning set forth in Section 2.12(f).

“Final Rent Collections” shall have the meaning set forth in Section 2.12(f).

“Final Statement” shall have the meaning set forth in Section 2.12(f).

“Financial Statements” shall have the meaning set forth in Section 5.7(d).

“Form 10” shall mean the registration statement on Form 10 filed by Orion with the SEC to effect the registration of Orion Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“GAAP” shall have the meaning set forth in Section 5.7(d).

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, industry self-regulatory organization or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean the Orion Group and/or the Realty Income Group, as the context requires.

“Hazardous Materials” shall mean each element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under applicable Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.12(e).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement to be sent to the holders of Realty Income capital stock, including former VEREIT stockholders, in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Insured Party” shall have the meaning set forth in Section 5.1(d).

“Intellectual Property” shall mean all of the following anywhere in the world: (a) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), patents and patent applications, and all continuations and continuations in part, divisions, reissues, reexaminations, renewals, and extensions thereof, (b) all copyrightable works, copyrights, mask works, and industrial designs, and all registrations, and applications for registration thereof, (c) all trademarks, service marks, trade dress trade names, logos, and other indicia of origin, and all registrations and applications for the registration thereof, and all goodwill of the business connected with the use thereof and symbolized thereby, (d) all trade secrets, and other intellectual property and proprietary rights in know-how, technology, technical data, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and all other proprietary information of every kind, (e) all software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, (f) all databases and data collections, (g) all other intellectual property rights, and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Proxy Statement / Prospectus” shall mean the joint proxy statement / prospectus of Realty Income filed on Form S-4 with the SEC, which was declared effective by the SEC on, June 29, 2021.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, Permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

“Linked” shall have the meaning set forth in Section 2.10(a).

“Loss Party” shall have the meaning set forth in Section 5.1(d).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, Taxes, penalties and expenses (including legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Agreement” shall have the meaning set forth in the recitals hereof.

“Merger Sub 1” shall have the meaning set forth in the recitals hereof.

“Merger Sub 2” shall have the meaning set forth in the recitals hereof.

“Mergers” shall have the meaning set forth in the recitals hereof.

“Notice of Disagreement” shall have the meaning set forth in Section 2.12(d).

“NYSE” shall mean the New York Stock Exchange.

“Orion” shall have the meaning set forth in the preamble hereof.

“Orion Account” shall have the meaning set forth in Section 2.10(a).

“Orion Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of Orion, substantially in the form filed as Exhibit 3.1 to the Form 10 on October 4, 2021.

“Orion Bylaws” shall mean the Amended and Restated Bylaws of Orion, substantially in the form filed as Exhibit 3.2 to the Form 10 on October 4, 2021.

“Orion Common Stock” shall have the meaning set forth in the recitals hereof.

“Orion Credit Facilities” shall mean, collectively, a $175.0 million term loan facility, a $350.0 million revolving credit facility and a $355.0 million commercial mortgage backed security bridge loan, each entered into by Orion OP in connection with the Distribution.

“Orion Group” shall mean (a) prior to the Distribution Effective Time, Orion and each Person that will be a Subsidiary of Orion as of or immediately after the Distribution Effective Time, including the Transferred Entities, even if, prior to the Distribution Effective Time, such Person is not a Subsidiary of Orion; and (b) from and after the Distribution Effective Time, Orion and each Person that is a Subsidiary of Orion.

“Orion Indemnitees” shall have the meaning set forth in Section 4.3.

“Orion Indemnity Payments” shall have the meaning set forth in Section 4.11(a)(i).

“Orion OP” shall have the meaning set forth in the preamble hereof.

“Orion Statement” shall have the meaning set forth in Section 2.12(c).

“Parties” shall mean the parties to this Agreement.

“Permit” shall mean a permit, approval, authorization, consent, license or certificate of any kind issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Privileged Information” shall mean any information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Realty Income” shall have the meaning set forth in the preamble hereof.

“Realty Income Account” shall have the meaning set forth in Section 2.10(a).

“Realty Income Board” shall have the meaning set forth in the recitals hereof.

“Realty Income Group” shall mean Realty Income and each Person that is a Subsidiary of Realty Income, including VEREIT and each Person that is a Subsidiary of VEREIT (in each case, other than Orion and any other member of the Orion Group).

“Realty Income Indemnitees” shall have the meaning set forth in Section 4.2.

“Realty Income Statement” shall have the meaning set forth in Section 2.12(a).

“Record Date” shall mean the close of business on the date to be determined by the Realty Income Board as the record date for determining holders of Realty Income capital stock entitled to receive shares of Orion Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Realty Income capital stock as of the Record Date.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“Rent Allocation Factor” shall mean a percentage equal to (x) the number of days in the month in which the Distribution Effective Time occurs prior the Distribution Effective Time (excluding the date on which the Distribution Effective Time occurs), divided by (y) the total number of days in the month in which the Distribution Effective Time occurs.

“Rent Collections” shall mean the aggregate cash amount of monthly rent payments actually collected, following the Distribution Effective Time by the Orion Group with respect to the month in which the Distribution Effective Time occurs.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Resolution Period” shall have the meaning set forth in Section 2.12(d).

“Review Period” shall have the meaning set forth in Section 2.12(d).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Transactions” shall have the meaning set forth in the recitals hereof.

“Services” shall have the meaning set forth in Section 5.7(e).

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Specified REIT Requirements” shall have the meaning set forth in Section 4.11(a)(i).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity; (b) the total combined equity interests of such entity, or (c) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Benefit” shall mean any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Realty Income and Orion or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer” shall have the meaning set forth in Section 2.1(a).

“Transfer Documents” shall mean any documents relating to the transfer of Assets and/or Liabilities in connection with the Separation Transactions, including such deeds, bills of sale, asset transfer agreements, business transfer agreements, demerger plans, deeds or agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between the Parties or members of their respective Groups, as applicable, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation Transactions.

“Transferred Assets” shall mean (i) each of the Assets identified as Transferred Assets on Exhibit B, taking into account the effect to the Separation Transactions, (ii) the cash proceeds from the Orion Credit Facilities (net of the Realty Income Distribution) (the “Net Financing Proceeds”), and (iii) the Final Adjustment Amount.

“Transferred Business” shall mean the businesses, operations, activities, Assets and Liabilities of Realty Income and its Subsidiaries prior to the Separation Transactions related to the real properties set forth on Exhibit B (other than the Excluded Business).

“Transferred Entities” shall have the meaning set forth on Exhibit B.

“Transition Information” shall have the meaning set forth in Section 5.7(e).

“VEREIT” shall have the meaning set forth in the preamble hereof.

“VEREIT OP” shall have the meaning set forth in the preamble hereof.

ARTICLE II

THE SEPARATION

2.1    Separation Transactions. Promptly following the execution of this Agreement, the Parties shall engage in and effectuate the Separation Transactions in accordance with this Agreement, including the Distribution Steps Plan attached hereto as Exhibit A (the “Distribution Steps Plan”). The Parties acknowledge that the Separation Transactions are intended to result in Realty Income Group retaining the Excluded Assets and the Excluded Liabilities and the Orion Group owning the Transferred Assets and assuming the Assumed Liabilities, and, following the Distribution, Realty Income will operate the Excluded Business, and Orion will operate the Transferred Business. For the avoidance of doubt, the Distribution Steps Plan shall take precedence in the event of any conflict between the terms of this Article II and the Distribution Steps Plan, and any transfers of assets or liabilities made pursuant to this Agreement or any Ancillary Agreement after the Distribution Effective Time shall be deemed to have been made prior to the Distribution Effective Time consistent with the Distribution Steps Plan. Upon the terms and subject to the conditions set forth in this Agreement:

(a)            Transferred Assets. Realty Income shall, and shall cause the members of the Realty Income Group to, contribute, convey, transfer, assign and/or deliver (“Transfer”) to Orion, Orion OP or the applicable Orion Group member, and Orion, Orion OP or the applicable Orion Group member shall acquire and accept from Realty Income or its applicable member of the Realty Income Group, all of the respective right, title and interest of Realty Income or its applicable member of the Realty Income Group in and to the Transferred Assets. The Parties acknowledge and agree that any Transferred Asset held by any Transferred Entity shall be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity. For the avoidance of doubt, the Transferred Assets do not include any Excluded Assets, and Realty Income or the applicable member of the Realty Income Group shall retain all right, title and interest in and to any and all Excluded Assets.

(b)            Assumed Liabilities. Orion shall, and shall cause the applicable Orion Group member to, assume and agree to perform and fulfill when due and, to the extent applicable, comply with, any and all of the Assumed Liabilities in accordance with their respective terms. The Parties acknowledge and agree that any Assumed Liability of any Transferred Entity shall be assumed for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity. For the avoidance of doubt, the Assumed Liabilities do not include any Excluded Liabilities, and no Orion Group member is assuming or agreeing to perform and fulfill when due or comply with any Excluded Liabilities.

2.2    Transfer Documents. Following the execution of this Agreement and prior to the Distribution Effective Time, the Parties shall, and shall cause the applicable members of their respective Groups to, execute and deliver all Transfer Documents that are necessary or desirable to effect the Separation. The Parties agree that each Transfer Document shall be in a form consistent with the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) with such provisions as are required by applicable Law in the jurisdiction in which the relevant Assets or Liabilities are located.

2.3    Waiver of Bulk-Sale and Bulk-Transfer Laws. Each Party hereby waives compliance by each other Party and its respective Group members with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the Separation Transactions.

2.4    Approvals and Notifications.

(a)            To the extent that the Transfer of any Asset or assumption of any Liability contemplated by Section 2.1 requires any Approvals or Notifications, from and after the date hereof, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided that none of Realty Income or its Group members shall be required to make any payment, incur any Liability or offer or grant any accommodation to any Third Party to obtain any such Approvals or Notifications except to the extent that Orion agrees to reimburse and make whole the Party making such payment, incurring such Liability or granting such accommodation, to such Party’s reasonable satisfaction, for any such payment, Liability or other accommodation made by the Party retaining an Asset or a Liability at Orion’s request.

(b)            If and to the extent that the valid and complete Transfer of any Asset or the valid and complete assumption of any Liability contemplated by Section 2.1 would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made prior to the Distribution Effective Time, then, unless the Parties mutually shall otherwise determine, the Transfer of such Asset, or assumption of such Liability, as the case may be, shall be automatically deemed deferred and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any Asset that constitutes an Excluded Asset or Transferred Asset shall continue to constitute an Excluded Asset or Transferred Asset, and any Liability that constitutes an Excluded Liability or Assumed Liability shall continue to constitute an Excluded Liability or Assumed Liability for all other purposes of this Agreement and be subject to Section 2.4(c). In respect of the deferral of any such Liabilities, the applicable Group member to whom such Liability shall Transfer shall, to the extent not prohibited by Law, (i) indemnify, defend and hold harmless the Group of each other Party and pay, perform and discharge fully all of its obligations or other Liabilities that constitute a deferred Liability from and after the Distribution Effective Time, and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the applicable Group. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer or assumption of any Asset or Liability pursuant to this Section 2.4(b) are removed or any Approvals or Notifications the absence of which caused the deferral of Transfer or assumption of any Asset or Liability pursuant to this Section 2.4(b) are obtained or made, the Transfer or assumption of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.

(c)            If the Transfer or assumption of any Asset or Liability intended to be Transferred or assumed pursuant to Section 2.1 is not consummated prior to or at the Distribution Effective Time as a result of the provisions of Section 2.4(b) or for any other reason (including any misallocated transfers subject to Section 3.2), then, insofar as reasonably possible and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer or assumption thereof (or as otherwise determined by the Parties); and (ii) with respect to any deferred Assets or Liabilities, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability in substantially the same economic position as if such Asset or Liability had been Transferred or assumed as contemplated by Section 2.1 and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Group entitled to the receipt of such Asset or required to assume such Liability. Subject to Section 2.4(a), any Person retaining an Asset or a Liability due to the deferral of the Transfer or assumption of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.

2.5    [Reserved].

2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.4:

(a)            Each of Realty Income and Orion shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to, as soon as reasonably practicable following the applicable Separation Transactions, (i) have any member(s) of the Realty Income Group removed as guarantor of, indemnitor of or obligor for any Assumed Liability, including the termination and release of any Security Interest on or in any Excluded Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the Orion Group removed as guarantor of, indemnitor of or obligor for any Excluded Liability, including the termination and release of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Excluded Liability.

(b)            If and to the extent required:

(i)            to obtain a release of any member of the Realty Income Group from a guarantee or indemnity for any Assumed Liability, Orion or one or more members of the Orion Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Excluded Asset that may serve as collateral or security for any such Assumed Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which Orion or the Orion Group would be reasonably unable to comply or (ii) which Orion or the Orion Group would not reasonably be able to avoid breaching;

(ii)            to obtain a release of any member of the Orion Group from a guarantee or indemnity for any Excluded Liability any member of the Orion Group, Realty Income or one or more members of the Realty Income Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Excluded Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which Realty Income or the Realty Income Group would be reasonably unable to comply or (ii) which Realty Income or the Realty Income Group would not reasonably be able to avoid breaching.

(c)            Until such time as Realty Income or Orion has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability (in respect of a mortgage or otherwise) arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities (in respect of mortgages or otherwise) of such guarantor, indemnitor or obligor thereunder; and (ii) each of Realty Income and Orion, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto have theretofore terminated by documentation satisfactory in form and substance to such other Party.

2.7    [Reserved].

2.8    Termination of Agreements, Settlement of Accounts between Realty Income and Orion.

(a)            Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, Orion and each member of the Orion Group, on the one hand, and Realty Income and each member of the Realty Income Group, on the other hand, hereby terminate all contracts and agreements between such Groups, effective as of the Distribution Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)            The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) the Merger Agreement and any other agreement entered into in connection with the Merger Agreement, the Mergers or the Separation Transactions, including this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Realty Income or Orion, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any Shared Contracts.

(c)            Except as provided for in Section 2.12, all of the intercompany accounts receivable and accounts payable between any member of the Realty Income Group, on the one hand, and any member of the Orion Group, on the other hand, outstanding as of the Distribution Effective Time shall, as promptly as practicable after the Distribution Effective Time, but in any event, no later than the last day of the quarter in which the Distribution Effective Time occurs, be repaid, settled or otherwise eliminated by means of cash payments or otherwise as determined by the Parties acting in good faith.

2.9    Treatment of Shared Contracts.

(a)            Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree, the portion of any contract, agreement, arrangement, commitment or understanding to which any member of the Realty Income Group is a party or by which any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time, that is related to the Transferred Business (any such contract, agreement, arrangement, commitment or understanding, a “Shared Contract”), shall be assigned, at or prior to the Distribution Effective Time, in relevant part to the applicable member(s) of the Orion Group, or appropriately amended prior to, at or after the Distribution Effective Time, so that the applicable member(s) of the Orion Group shall, as of the Distribution Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Transferred Business to the same extent received and borne as of immediately prior to the Distribution Effective Time with respect to such Shared Contract; provided, however, that (i) in no event shall any member of any Realty Income Group be required to assign (or amend) any portion of any Shared Contract which is not so assignable (or cannot be so amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Orion Group to receive the rights and benefits of that portion of each Shared Contract that relates to the Transferred Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the Orion Group pursuant to this Section 2.9(a), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the Orion Group pursuant to this Section 2.9. Notwithstanding the foregoing, no member of the Realty Income Group shall be required by this Section 2.9 to maintain in effect any Shared Contract, and no member of the Orion Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.

2.10    Bank Accounts.

(a)            Each Party agrees to use commercially reasonable efforts to take, or cause the members of its Group to take, at the Distribution Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend or substitute all contracts or agreements governing each bank and brokerage account owned by Orion (including any Realty Income bank or brokerage account that is part of the Transferred Business) or any other member of the Orion Group (collectively, the “Orion Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Realty Income (including any Realty Income bank or brokerage account that is not part of the Transferred Business) or any other member of the Realty Income Group (collectively, the “Realty Income Accounts”) so that each such Orion Account and Realty Income Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Realty Income Account or Orion Account, respectively, is de-Linked from such Realty Income Account or Orion Account, respectively.

(b)            With respect to any outstanding checks issued or payments initiated by Realty Income, Orion, or any of the members of their respective Groups prior to the Distribution Effective Time, such outstanding checks and payments shall be honored following the Distribution Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

2.11    Retained Cash Assets.      In the Separation Transactions, the Orion Group will retain an amount of cash-on-hand (the “Initial Retained Amount”) up to and not exceeding the Orion Group’s actual cash-on-hand immediately prior to entering into the Orion Credit Facilities.

2.12    Adjustment Amount; Rent Collections.

(a)            Within fifteen (15) Business Days following the Distribution Effective Time, Realty Income shall prepare and deliver to Orion a statement setting forth its good faith calculation of the Adjustment Amount (the “Estimated Adjustment Amount”), prepared in accordance with the Accounting Principles, along with a summary showing in reasonable detail Realty Income’s calculation of each component thereof (collectively the “Realty Income Statement”).

(b)            Within fifteen (15) Business Days following the date on which Realty Income shall have delivered the Realty Income Statement, Realty Income shall pay, or cause to be paid, to Orion or its designee the Estimated Adjustment Amount, to an account designated in writing by Orion.

(c)            As promptly as practicable, but in any event no sooner than the last day of the month in which the Distribution Effective Time occurs and no later than the date that is forty five (45) days following the payment of the Estimated Adjustment Amount, Orion shall prepare and deliver to Realty Income a statement setting forth its good faith calculation of the Adjustment Amount and the Rent Collection, prepared in accordance with the Accounting Principles, along with a summary showing in reasonable detail Orion’s calculation of each component thereof (collectively, the “Orion Statement”). If no Orion Statement is received by Realty Income by such date, or if Orion accepts in writing the Estimated Adjustment Amount set forth in the Realty Income Statement, then the Parties shall be deemed to have agreed that the Final Adjustment Amount is equal to the Estimated Adjustment Amount as set forth in the Realty Income Statement, and the Realty Income Statement shall be deemed to have been accepted by the Parties and shall become final and binding upon the Parties in accordance with Section 2.12(f).

(d)            Realty Income shall notify Orion in writing within thirty (30) days following Realty Income’s receipt of the Orion Statement (the “Review Period”), if Realty Income objects to any matter set forth in the Orion Statement, which notice shall describe the basis for such objection (the “Notice of Disagreement”); provided that the Parties shall be deemed to have agreed upon all items and amounts that are not so disputed by Realty Income in the Notice of Disagreement. During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), the Parties shall seek in good faith to resolve any disagreements that they may have with respect to the matters properly specified in the Notice of Disagreement. All such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible or used by any Party in any future proceedings between the Parties, including before the Independent Accounting Firm.

(e)            If, at the end of the Resolution Period, the Parties have been unable to resolve any disagreements that they may have with respect to the matters specified in the Notice of Disagreement, the Parties shall each submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Orion Statement marked to indicate those line items that are not in dispute) to a firm of independent public accountants, selected promptly by and mutually reasonably acceptable to the Parties, or, if that firm declines to act as provided in this Section 2.12(e) or it is determined that such firm would not be considered “independent” under applicable professional standards, another firm of independent public accountants, selected promptly by and mutually reasonably acceptable to the Parties (the “Independent Accounting Firm”). During the review by the Independent Accounting Firm, the Parties will each provide the Independent Accounting Firm with such access to their respective books, records, accountants, audit work papers and relevant employees as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.12; provided, however, that nothing contained in this Section 2.12 shall require the Parties or any of their respective Affiliates to disclose any attorney-client privileged information to the extent that disclosure thereof might result in the loss of attorney-client privilege. The Independent Accounting Firm shall be instructed to make, within thirty (30) days after the expiration of the Resolution Period or, if applicable, the Independent Accounting Firm’s selection pursuant to this Section 2.12(e), a final determination in accordance with this Agreement, binding on the Parties, of the appropriate amount of each of the line items in the Orion Statement which remain in dispute as indicated in the Notice of Disagreement which the Parties have submitted to the Independent Accounting Firm, including any proceedings before or with the Independent Accounting Firm, and to promptly notify the Parties in writing of its determination. With respect to each amount in dispute, the Independent Accounting Firm’s determination, if not in accordance with the position of either the Parties, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Realty Income in the Notice of Disagreement or by Orion in the Orion Statement with respect to such disputed amount. For the avoidance of doubt, no Party may introduce any additional claims to the Independent Accounting Firm that such Party did not originally raise in the Orion Statement or the Notice of Disagreement, as the case may be. The Parties shall not authorize the Independent Accounting Firm to modify or amend any term or provision of this Agreement or modify items or amounts previously agreed upon (or deemed agreed upon) among the Parties. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be paid by Orion.

(f)            The statement of the Adjustment Amount and the Rent Collections that is final and binding on the Parties, as determined in accordance with this Agreement, by mutual agreement of the Parties or the action of the Independent Accounting Firm pursuant to Section 2.12(e), is referred to as the “Final Statement,” the Adjustment Amount set forth therein as the “Final Adjustment Amount” and the Rent Collections set forth therein as the “Final Rent Collections”.

(g)            No later than five (5) Business Days after the Adjustment Amount is finally determined pursuant to Section 2.12(f):

(i)            If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then Orion, or a member of the Orion Group, shall pay in cash to Realty Income, or a member of the Realty Income Group designated in writing by Realty Income, the amount of such difference; or

(ii)            If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then Realty Income, or a member of the Realty Income Group, shall pay in cash to Orion, or a member of the Orion Group designated in writing by Orion, the amount of such difference.

(h)            Orion, or a member of the Orion Group, shall pay in cash to Realty Income, or a member of the Realty Income Group designated in writing by Realty Income, an amount equal to (i) the Final Rent Collections multiplied by (ii) the Rent Allocation Factor, within five (5) Business Days after the Final Statement becomes final and binding.

(i)            Following the determination of the Final Rent Collections, Orion shall promptly pay to Realty Income, or a member of the Realty Income Group designated in writing by Realty Income a portion of any Rent Collections equal to the Rent Allocation Factor promptly following the receipt of such Rent Collections, to the extent such Rent Collections were not reflected in the Orion Statement.

2.13    Disclaimer of Representations and Warranties. EACH OF REALTY INCOME (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REALTY INCOME GROUP) AND ORION (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ORION GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO THE PHYSICAL CONDITION OF ANY ASSETS, RIGHTS      OR PROPERTIES COMPRISING ANY PART OF ANY TRANSFERRED ASSET OR EXCLUDED ASSET OR WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSUMED AT THE DISTRIBUTION EFFECTIVE TIME, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED AT THE DISTRIBUTION EFFECTIVE TIME, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH OF REALTY INCOME (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REALTY INCOME GROUP) AND ORION (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ORION GROUP) HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF ANY ASSETS TRANSFERRED HEREUNDER. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED, OR HAS HAD AN OPPORTUNITY TO CONDUCT, AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS TRANSFERRED HEREUNDER AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS TRANSFERRED HEREUNDER AS SUCH PARTY HAS DEEMED NECESSARY OR APPROPRIATE, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

ADDITIONAL COVENANTS; CONDITIONS

3.1    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, in addition to the actions specifically provided for elsewhere in this Agreement, and subject to Section 2.4, each of the Parties agrees to use commercially reasonable efforts, prior to, at and after the Distribution Effective Time, to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective the Separation Transactions and the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 3.4 to be satisfied; (b) obtain all necessary actions, waivers, consents, approvals, waiting period expirations or terminations, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authority, if any); (c) obtain all third party consents required to be obtained in order to effectuate the Separation Transactions (subject to Article II above); and (d) execute and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. To the extent any Liability to any Governmental Authority or any Third Party arises out of any such action or inaction described in clauses (a) through (d), the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability subject to Section 2.4.

3.2    Cooperation; Misallocations.

(a)            Without limiting the foregoing, each Party shall, and shall cause each of its respective Group members to, cooperate with the other Party, subject to Section 2.4, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all Transfer Documents and to make all filings with and provide all required Approvals or Notifications to, and to obtain all required Approvals or Notifications from, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Transferred Assets and the Excluded Assets and the assignment and assumption of the Assumed Liabilities and the Excluded Liabilities and the other transactions contemplated hereby and thereby.

(b)            To the extent that, from time to time after the Distribution Effective Time, any Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) retained by Orion or the Orion Group is ultimately determined to be an Excluded Asset, or Orion or the Orion Group is found to be subject to an Excluded Liability or otherwise identifies, receives or otherwise comes to possess an Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) or Liability that is allocated under this Agreement to the Realty Income Group but is received by or otherwise in the possession of Orion or the Orion Group, Orion will or will cause the applicable Orion Group member to Transfer (for no additional consideration) such Asset or Liability to the Person to which such Asset or Liability has been allocated under this Agreement or is otherwise determined to be an Excluded Asset or Excluded Liability, and such Person shall accept such Asset or Liability. Conversely, to the extent that, from time to time after the Distribution Effective Time, any Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) retained by Realty Income or the Realty Income Group is ultimately determined to be a Transferred Asset, or Realty Income or the Realty Income Group is found to be subject to an Assumed Liability or otherwise identifies, receives or otherwise comes to possess an Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) or Liability that is allocated under this Agreement to the Orion Group but is received by or otherwise in the possession of Realty Income or the Realty Income Group, Realty Income will or will cause the applicable Realty Income Group member to Transfer (for no additional consideration) such Asset or Liability to the Person to which such Asset or Liability has been allocated under this Agreement or is otherwise determined to be a Transferred Asset or Assumed Liability, and such Person shall accept such Asset or Liability.

(c)            In each of the scenarios described in Section 3.2(b), the Parties or their respective Group members shall execute such Transfer Documents and take such further acts which are reasonably necessary or desirable to effect the Transfer of such Assets or Liability to the Person to which such Asset or Liability has been allocated or determined under this Agreement, in each case such that each Party is put into the same after-Tax economic position as if such action had been taken on or prior to the Distribution Effective Time. In furtherance of the foregoing, each Party shall promptly pay or deliver to the Person to which such Asset or Liability has been allocated or otherwise determined under this Agreement any monies or checks which have been sent to such Party or its respective Group members by customers, suppliers or other contracting parties of the relevant business in respect of that business and which should have been sent to the Person to which such Asset or Liability has been allocated or otherwise determined (including promptly forwarding any invoices or similar documentation received in connection therewith).

(d)            Prior to the time any such Asset or Liability is so transferred, assigned or delivered to the applicable Person pursuant to this Section 3.2, such Asset or Liability shall be held in accordance with Section 2.4.

(e)            On or prior to the Distribution Effective Time, Realty Income and Orion in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Realty Income, Orion or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.3    Confirmation of Readiness to Close. Prior to the Distribution Effective Time, Realty Income, on behalf of the Realty Income Group, shall waive or confirm that all of the conditions to the Distribution set forth in Section 3.4(a) below (other than the conditions set forth in clause (ii) thereof) have been satisfied and shall confirm that Realty Income and the members of the Realty Income Group are prepared to proceed immediately with the closing of the Distribution.

3.4    Conditions to the Distribution.

(a)            The consummation of the Distribution will be subject to the satisfaction of, or waiver by Realty Income of, the following conditions:

(i)            the Mergers shall have been consummated;

(ii)            the Orion Credit Facilities shall have been executed and the conditions for borrowing thereunder satisfied, and $595.8 million from the borrowings under the Orion Credit Facilities shall have been distributed to the partners of Orion LP and then shall have been contributed, directly or indirectly, to Realty Income (the “Realty Income Distribution”);

(iii)            the SEC shall have declared effective the Form 10, with no order suspending the effectiveness of the Form 10 in effect, and with no proceedings for such purposes instituted or threatened by the SEC;

(iv)            the Information Statement shall have been mailed to, or shall be concurrently mailed to, the Record Holders;

(v)            each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(vi)            no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation Transactions, the Distribution or any of the transactions related thereto shall be in effect; and

(vii)            the Orion Common Stock to be distributed to the Realty Income stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(b)            The foregoing conditions are for the sole benefit of Realty Income and shall not give rise to or create any duty on the part of Realty Income or the Realty Income Board to waive or not waive any such condition or in any way limit Realty Income’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the Realty Income Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.4(a) shall be conclusive and binding on the Parties.

3.5    Certain Provisions Regarding the Distribution.

(a)            Subject to Section 3.4, on or prior to the Distribution Effective Time, Realty Income will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of Orion Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the Realty Income capital stock to instruct the Agent to distribute at the Distribution Effective Time the appropriate number of shares of Orion Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Orion will not issue paper stock certificates in respect of shares of Orion Common Stock. The Distribution shall be effective at the Distribution Effective Time.

(b)            No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Orion. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.5(b), would be entitled to receive a fractional share interest of a share of Orion Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Effective Time, Realty Income shall direct the Agent to determine the number of whole and fractional shares of Orion Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing market prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Realty Income, Orion or the Agent will be required to guarantee any minimum sale price for the fractional shares of Orion Common Stock sold in accordance with this Section 3.5(b). Neither Realty Income nor Orion will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Realty Income or Orion. Solely for purposes of computing fractional share interests pursuant to this Section 3.5(b) and Section 3.5(c), the beneficial owner of Realty Income capital stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(c)            Any shares of Orion Common Stock or cash in lieu of fractional shares with respect to shares of Orion Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Orion, and Orion shall hold such shares of Orion Common Stock for the account of such Record Holder, and the Parties agree that all obligations to provide such shares of Orion Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Orion, subject in each case to applicable escheat or other abandoned property Laws, and Realty Income shall have no Liability with respect thereto.

(d)            Until the shares of Orion Common Stock are duly transferred in accordance with this Section 3.5 and applicable Law, from and after the Distribution Effective Time, Orion will regard the Persons entitled to receive such shares of Orion Common Stock as record holders of Orion Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Orion agrees that, subject to any transfers of such shares, from and after the Distribution Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Orion Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of Orion Common Stock then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1    Release of Pre-Distribution Claims.

(a)            Release of Realty Income. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, Orion does hereby, for itself and each other member of the Orion Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the Orion Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Realty Income and the members of the Realty Income Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the Realty Income Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Effective Time are or have been stockholders, directors, officers, agents or employees of any Transferred Entity and who are not, as of immediately following the Distribution Effective Time, directors, officers or employees of Orion or a member of the Orion Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation Transactions, (C) all Liabilities arising from or in connection with all actions or activities undertaken pursuant to Section 5.7, including, but not limited to, the provision of the Services and the Transition Information and (D) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Transferred Business, the Transferred Assets or the Assumed Liabilities.

(b)            Release of Orion. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, Realty Income does hereby, for itself and each other member of the Realty Income Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the Realty Income Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Orion and the members of the Orion Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the Orion Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Excluded Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation Transactions, (C) all Liabilities arising from or in connection with all actions or activities undertaken pursuant to Section 5.7, including, but not limited to, the provision of the Services and the Transition Information and (D) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Excluded Business, the Excluded Assets or the Excluded Liabilities.

(c)            Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) as not to terminate as of the Distribution Effective Time, in each case in accordance with its terms. For the avoidance of doubt, nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)            any Liability provided in or resulting from any agreement among any members of the Realty Income Group or the Orion Group that is specified in Section 2.8(b) as not to terminate as of the Distribution Effective Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Distribution Effective Time;

(ii)            any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)            any Liability that the Parties may have arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document filed by Orion, Realty Income or any member of their respective Groups;

(iv)            any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(v)            any Liability that the Parties may have arising out of such Party’s willful or intentional misconduct or fraud; or

(vi)            any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Realty Income Group from honoring its existing obligations to indemnify any director, officer or employee of Orion who was a director, officer or employee of any member of the Realty Income Group on or prior to the Distribution Effective Time, or who was a director, officer or employee of VEREIT who is entitled to indemnification pursuant to the Merger Agreement, subject to the applicable exceptions in any indemnification agreement to which such director, officer, or employee is a party, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, Orion shall indemnify Realty Income for such Liability (including Realty Income’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)            No Actions. Orion shall not make, and shall not permit any member of the Orion Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Realty Income or any other member of the Realty Income Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a), except for Liabilities excluded pursuant to Section 4.1(c). Realty Income shall not make, and shall not permit any other member of the Realty Income Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Orion or any other member of the Orion Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b), except for Liabilities excluded pursuant to Section 4.1(c).

(e)            Execution of Further Releases. At any time at or after the Distribution Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2    Indemnification by Orion. Except as otherwise specifically set forth in this Agreement (including Section 9.13) or in any Ancillary Agreement, from and after the Distribution Effective Time, to the fullest extent permitted by Law, Orion OP shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Realty Income, each other member of the Realty Income Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Realty Income Indemnitees”), from and against any and all Liabilities of the Realty Income Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)            any Assumed Liability, or any failure of Orion, any other member of the Orion Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(b)            third-party claims relating to the Transferred Business or Transferred Assets;

(c)            any breach by Orion or any other member of the Orion Group of this Agreement or any of the Ancillary Agreements;

(d)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement, or any other Disclosure Document filed by Orion or any member of the Orion Group, other than the matters described in Section 4.3(d); and

(e)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Orion’s or any Orion Group member’s name in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Realty Income or any member of the Realty Income Group; it being agreed that all other information in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Realty Income or any member of the Realty Income Group shall be deemed to be information supplied by Realty Income or any member of the Realty Income Group.

4.3    Indemnification by Realty Income. Except as otherwise specifically set forth in this Agreement (including Section 9.13) or in any Ancillary Agreement, from and after the Distribution Effective Time, to the fullest extent permitted by Law, Realty Income shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Orion, Orion OP, each other member of the Orion Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Orion Indemnitees”), from and against any and all Liabilities of the Orion Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)            any Excluded Liability, or any failure of Realty Income, any other member of the Realty Income Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(b)            third-party claims relating to the Excluded Business or Excluded Assets;

(c)            a breach by Realty Income or any other member of the Realty Income Group of this Agreement or any of the Ancillary Agreements;

(d)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Realty Income or any Realty Income Group member’s name in the Form 10, the Information Statement or any other Disclosure Document filed by Orion or any member of the Orion Group; it being agreed that all other information in the Form 10, the Information Statement or any other Disclosure Document filed by Orion or any member of the Orion Group shall be deemed to be information supplied by Orion or any member of the Orion Group; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by Realty Income or any member of the Realty Income Group, other than the matters described in Section 4.2(e).

4.4    Limitations on Indemnification Obligations.

(a)            The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)            The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)            The Parties agree that no Indemnitee shall be entitled to indemnification, contribution or reimbursement pursuant to this Article IV for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages, or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric, except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnitee to a Third Party in connection with a Third-Party Claim.

4.5    Procedures for Indemnification of Third-Party Claims.

(a)            Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Realty Income Group or the Orion Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)            Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim, and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)            Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)            Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees if the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim.

(e)            No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)            Tax Matters Agreement Governs. The above provisions of this Section 4.5 (other than this Section 4.5(f)) and the provisions of Section 4.6 do not apply to Tax Contests (Tax Contests being governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6    Additional Matters.

(a)            Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)            Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within the thirty (30)-day period, the Indemnitee shall send a second notice to the Indemnifying Party, marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE SEPARATION DISTRIBUTION, AND TRANSITION SERVICES AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND SHALL RESULT IN YOUR RIGHT TO OBJECT BEING WAIVED” and the envelope containing the notice must be marked “PRIORITY”. If the Indemnifying Party does not respond within such ten (10)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such later ten (10)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)            Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)            Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)            Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7    Right of Contribution.

(a)            Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)            Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the Transferred Business (except for the gross negligence or intentional misconduct of a member of the Realty Income Group) prior to the Distribution Effective Time shall be deemed to be the fault of Orion and the other members of the Orion Group, and no such fault shall be deemed to be the fault of Realty Income or any other member of the Realty Income Group; and (ii) any fault associated with the ownership, operation or activities of the Excluded Business prior to the Distribution Effective Time shall be deemed to be the fault of Realty Income and the other members of the Realty Income Group, and no such fault shall be deemed to be the fault of Orion or any other member of the Orion Group.

4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by Orion or a member of the Orion Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Excluded Liabilities by Realty Income or a member of the Realty Income Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10    Survival of Indemnities. The rights and obligations of each of Realty Income and Orion and their respective Indemnitees under this Article IV shall survive (a) any merger, consolidation, business combination, sale of all or substantially all of its Assets; or (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group. In the event of any transaction described in clause (a) or (b), the surviving company of such transaction shall expressly assume and be bound by this Agreement.

ARTICLE V

CERTAIN OTHER MATTERS

5.1            Insurance Matters.

(a)            From and after the Distribution Effective Time, (i)  Realty Income shall be entitled to terminate, or cause to be terminated, coverage under existing insurance policies with respect to the Transferred Assets, Assumed Liabilities, its Excluded Assets, and Excluded Liabilities, (ii)  Realty Income shall be entitled to cause its Excluded Assets and Excluded Liabilities to be covered by existing or new insurance policies of the Realty Income Group, and (iii) Orion shall cause the Transferred Assets and the Assumed Liabilities to be covered by existing or new insurance policies of the Orion Group.

(b)            This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of either Group in respect of any insurance policy or any other contract or policy of insurance.

(c)            From and after the Distribution Effective Time, with respect to any losses, damages and Liability incurred by any member of the Orion Group or the Realty Income Group, as the case may be (the “Loss Party”), arising from events or occurrences prior to the date on which the Distribution Effective Time occurs (“Insurance Termination Date”), Realty Income or Orion, respectively (the “Insured Party”), will provide the Loss Party with access to, and the Loss Party may, upon ten (10) days’ prior written notice to the Insured Party, make claims under the Insured Party’s third-party insurance policies in place prior to the Insurance Termination Date and the Insured Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Loss Party’s Group prior to the Insurance Termination Date; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)            the Loss Party shall report any claim to the Insured Party as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with the Insured Party’s claim reporting procedures provided in advance to the Loss Party and in effect immediately prior to the Insurance Termination Date (or in accordance with any modifications to such procedures after the Insurance Termination Date communicated by the Insured Party to the Loss Party in writing in advance of any such claim);

(ii)            the Loss Party and the members of its Group shall exclusively bear and be liable for (and neither the Insured Party, nor any member of its Group, shall have any obligation to repay or reimburse Loss Party or any member of its Group for), and shall indemnify, hold harmless and reimburse the Insured Party and the members of its Group for, any deductibles, self-insured retention, fees and expenses incurred by the Insured Party or any members of its Group to the extent resulting from any access by the Loss Party or any other members of its Group to, or any claims made by the Loss Party or any other members of its Group under, any insurance provided pursuant to this Section 5.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Loss Party’s Group, its employees or Third Parties; and

(d)            All payments and reimbursements by the Loss Party pursuant to this Section 5.1 will be made within thirty (30) days after the Loss Party’s receipt of an invoice therefor from the Insured Party. If the Insured Party incurs costs to enforce the Loss Party’s obligations herein, the Loss Party agrees to indemnify and hold harmless the Insured Party for such enforcement costs, including reasonable attorneys’ fees. The Insured Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Loss Party Liabilities and/or claims the Loss Party has made or could make in the future, and no member of the Loss Party’s Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Insured Party’s insurers with respect to any of the Insured Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Loss Party shall cooperate with the Insured Party and share such information as is reasonably necessary in order to permit the Insured Party to manage and conduct its insurance matters as it deems appropriate. Neither the Insured Party nor any of the members of the Insured Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Insured Party or any member of the Insured Party’s Group for any acts or omissions by any member of the Loss Party’s Group incurred prior to the Insurance Termination Date.

5.2            Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal.

5.3            Warranties of Title to Real Property.

(a)            The parties acknowledge that certain land, improvements, fixtures, and related rights with respect to certain real property (“Real Property”) will be transferred as a Transferred Asset via a special warranty, limited warranty, grant deed, or similar instrument (each “Deed”) by one or members of Realty Income Group (each, “Transferor”) to a member of the Orion Group receiving such Real Property (each, “Transferee”) as set forth on Schedule 5.3(a) attached hereto.

(b)            Each such Transferor is the named insured (or successor insured) under that certain Owner’s Policy of Title Insurance covering the Real Property owned by such Transferor and being conveyed by Deed to a Transferee as set forth on such Schedule 5.3(b) attached hereto (each, a “Policy”) listed opposite the name of such Transferor, Transferee and Real Property.

(c)            Notwithstanding any limited or special warranties of title contained in any such Deed or this Agreement, with respect to the transfer of any Real Property by a Transferor to a Transferee, and unless such Transferee has the rights of a successor insured under the terms of the applicable Policy (and is not denied any coverage by the insurer under such Policy on the basis that such Transferee does not qualify as a successor insured thereunder), then the applicable Transferor and Transferee agree as follows:

(i) In connection with the transfer of any Real Property by the Realty Income Group (“Transferor”), Transferor for itself and on behalf of its successor(s), does hereby warrant and forever defend all and singular such Real Property unto the member of the Orion Group receiving such Real Property (“Transferee”) (only Transferee’s successors and assigns being expressly excluded from the benefits of this Section 5.3 unless and to the extent Transferor or its successor(s) expressly agrees in its sole discretion and in writing to extend the benefits of this Section 5.3 to any such successors and/or assigns of Transferee), against every person whomsoever lawfully claiming, or to claim the same, or any part thereof in accordance with and strictly limited by the following specific limited warranty of title and not otherwise, this specific limited general warranty, as hereinafter set forth, being the only warranty of title made hereunder by Transferor with respect to each such Real Property.

(ii) Such Transferor shall pay to such Transferee (such Transferee’s successors and assigns being expressly excluded from the benefits of this Section 5.3 (c), unless and to the extent such Transferor or its successor(s) expressly agrees in its sole discretion and in writing to extend the benefits of this Section 5.3 (c) to any such successors and/or assigns of such Transferee) any loss such Transferee may sustain by reason of defects, liens or encumbrances existing prior to or at the applicable Date of Policy set forth on such Schedule 5.3(c)(ii), and not excluded from the coverage of such Policy by the exceptions or by the conditions and stipulations thereof, such payment and sole liability hereunder on the part of such Transferor or its successor(s) not to exceed the amount of such Policy or any proportional reduction or lesser coverage thereunder. Under no circumstances shall such Transferor or its successor(s) be liable to Transferee (or to any successor(s) or assign(s) of Transferee in and to any Real Property to whom Transferor or its successor(s) have expressly agreed in its sole discretion and in writing to extend the benefits of this Section 5.3 (c)) for any sum which is not recoverable or payable to such Transferor under the “warrantor’s coverage” provisions of such Policy or for any loss or claim that is outside or otherwise barred by such Policy; it being the intention of such Transferor and its successor(s) to limit the exposure of such Transferor and its successor(s) to any loss incurred by such Transferee (or to any successor(s) or assign(s) of such Transferee in and to such Real Property to whom such Transferor or its successor(s) have expressly agreed in its sole discretion and in writing to extend the benefits of this Section 5.3(c)) resulting from the breach by such Transferor and its successor(s) of this limited general warranty to those sums payable to or recoverable by such Transferor or its successor(s) under such Policy as a “warrantor’s policy,” and no other. Such Transferee shall be solely responsible for the payment of any and all out-of-pocket costs and expenses incurred by such Transferor in order to pursue any “warrantor’s coverage” provisions under such Policy and such Transferor shall not be required to advance the same. Notwithstanding anything to the contrary contained herein, it is the express intent of such Transferor and its successor(s) and such Transferee that any and all warranties made by such Transferor herein are non-transferable and non-assignable by such Transferee to any future grantee, transferee or assignee of Transferee, unless and to the extent such Transferor or its successor(s) expressly agrees in its sole discretion and in writing to extend the benefits of this Section 5.3(c) to any such future grantee, transferee or assignee of such Transferee. Such Transferee accepts the conveyance of such Real Property by Deed from such Transferor with knowledge that any future grantee, transferee or assignee of such Transferee shall look solely to such Transferee and not be able to look to such Transferor or its successor(s) for any defects in title to such Real Property regardless of when any such defect may arise, unless and to the extent such Transferor or its successor(s) expressly agrees in its sole discretion and in writing to extend the benefits of this Section 5.3(c) to any such future grantee, transferee or assignee of such Transferee. Any future grantee, transferee or assignee of such Transferee is hereby charged with notice that such Transferor’s limited general warranty of title herein is not assignable or transferable by such Transferee to any such grantee, transferee or assignee of such Transferee, unless and to the extent such Transferor or its successor(s) expressly agrees in its sole discretion and in writing to extend the benefits of this Section 5.3(c) to any such future grantee, transferee or assignee of such Transferee.

(d) The provisions of this Section 5.3 and the limited general warranty of title set forth in Section 5.3(c) shall survive the Effective Date hereof and the closing of the Separation Transactions, including those being consummated pursuant to this Agreement and shall not be deemed to merge into any Deed executed and delivered by any Transferor in favor of any Transferee.

5.4    Inducement. Orion acknowledges and agrees that Realty Income’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Orion’s covenants and agreements in this Agreement and the Ancillary Agreements, including Orion’s assumption of the Assumed Liabilities pursuant to the Separation Transactions and the provisions of this Agreement and Orion’s covenants and agreements contained in Article IV.

5.5    Post-Effective Time Conduct. The Parties acknowledge that, after the Distribution Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or members of such other Party’s Group.

5.6    Non-Solicitation Covenant. For a period of two (2) years from and after the Distribution Effective Time, neither Realty Income, Orion nor any of their respective Subsidiaries shall, and each of Realty Income and Orion shall use reasonable best efforts to cause its and its respective Subsidiaries’ Representatives not to:

(a)            in the case of Realty Income (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of Orion or any of its Subsidiaries any employee of Orion or any of its Subsidiaries with a title of Vice President or higher; or

(b)            in the case of Orion (and its Subsidiaries or Representatives acting on their behalf), directly or indirectly solicit for employment or employ or cause to leave the employ of Realty Income or any of its Subsidiaries any employee of Realty Income or any of its Subsidiaries with a title of Vice President or higher.

Nothing in this Section 5.6 shall prohibit Realty Income (and its Subsidiaries or Representatives acting on their behalf), on the one hand, or Orion (and its Subsidiaries or Representatives acting on their behalf), on the other hand, from (i) making general solicitations for employment not specifically directed at the other party, its Subsidiaries or Affiliates or any of its employees and employing any person who responds to such solicitations, (ii) soliciting for employment, hiring or employing any person referred to it by a recruiter who has not been engaged for the purpose of specifically recruiting, nor given instructions to recruit specifically, such person or employees of the other party or its Subsidiaries or Affiliates generally, or (iii) soliciting for employment, hiring or employing any person who ceased to be employed by the other Party or its Subsidiaries at least six (6) months prior to such solicitation, hiring or employment.

5.7    Transition Services.

(a)            From and after the Distribution Effective Time, until such time as Orion has filed its Annual Report on Form 10-K for the year ended December 31, 2022, Realty Income shall reasonably cooperate, and shall use commercially reasonable efforts to cause Realty Income’s independent registered public accounting firm to reasonably cooperate, with Orion, at Orion’s written request and at Orion’s expense (as determined in good faith by Realty Income, in its sole discretion), in the preparation of Orion’s filings with the SEC, including, without limitation, assisting with the audit and review of historical Financial Statements related to the Transferred Business that must be included in any such filings and to be reasonably available, during ordinary business hours, to reasonably answer any commercial questions Orion may have regarding such information.

(b)            From and after the Distribution Effective Time, Orion shall provide Realty Income reasonable access to their respective internal databases in order to permit Realty Income to extract any data relating to the Excluded Business.

(c)            From and after the Distribution Effective Time until the one (1) year anniversary of the Distribution Effective Time, Realty Income shall provide or cause to be provided to Orion, during normal business hours, reasonable access to all Information, books and records primarily related to the Transferred Business contained on the Yardi Systems accounts of Realty Income or the Realty Income Group.

(d)            From and after the Distribution Effective Time, until such time as each of Realty Income and Orion have filed their respective Annual Reports on Form 10-K for the year ended December 31, 2022, each of Realty Income and Orion will reasonably cooperate and assist one another in providing all Information necessary to accurately record the Mergers, the Separation and the Distribution in each respective Party’s financial statements (the “Financial Statements”), in accordance with generally accepted accounting principles in the United States (“GAAP”). This cooperation will include, but need not be limited to, the following:

(i)            all members of the Orion Group, and any Representative of the Orion Group, will reasonably assist Representatives of Realty Income or any member of the Realty Income Group (whether such Representatives are currently employed by the Realty Income Group or the VEREIT Group) in finalizing VEREIT’s Financial Statements as of the Effective Time;

(ii)            all members of the Orion Group, and Representatives of the Orion Group, will reasonably assist Realty Income and the Realty Income Group in determining the value of, and providing support for, any non-real estate Asset that is a Transferred Asset or an Excluded Asset and any non-real estate Liability that is an Assumed Liability or an Excluded Liability that must be included in the Mergers purchase price allocation in Realty Income’s Financial Statements, in accordance with GAAP;

(iii)            all members of the Orion Group, and Representatives of the Orion Group, will reasonably assist each of Realty Income and the Appraiser in the valuation of each of VEREIT’s real estate Assets that is a Transferred Asset or Excluded Asset and the valuation of each of VEREIT’s real estate Liabilities that is an Assumed Liability or Excluded Liability (including, for the avoidance of doubt, VEREIT’s notes payable) and each of Realty Income and Orion will work in good faith and with their respective independent registered accounting firms, to reach agreement on the valuation of VEREIT’s real estate Assets, including those comprising the Transferred Assets, in accordance with GAAP;

(iv)            Orion will use commercially reasonable efforts to provide Realty Income’s independent registered accounting firm the Information reasonably necessary to record the Mergers, the Separation and the Distribution on Realty Income’s Financial Statements;

(v)            Realty Income will share the results of the Appraiser’s purchase price allocation analysis with Orion and Orion’s independent registered accounting firm, at no cost to Orion, to facilitate and support recording of the Separation on Orion’s Financial Statements;

(vi)            Realty Income will use commercially reasonable efforts to provide Orion, and Orion’s independent registered accounting firm, the Information, including historical balance sheet data of the Transferred Business, reasonably necessary to record the Separation on Orion’s financial statements; and

(vii)            Realty Income will provide up to five (5) Representatives of the Orion Group, agreed to in writing by Realty Income and Orion, with access to any Information necessary to comply with the provisions of this Section 5.7(d), including providing such Representatives access to any of Realty Income’s information, accounting or other systems.

(e)            The Parties acknowledge and agree that all services provided pursuant to this Section 5.7 (the “Services”), and all Information provided pursuant to this Section 5.7 (the “Transition Information”), is provided as-is, and the Party receiving the Services or Transition Information assumes all risks and liability arising from or relating to its use of and reliance upon the Services or Transition Information and Realty Income and Orion make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF REALTY INCOME AND ORION HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND TRANSITION INFORMATION PROVIDED PURSUANT TO THIS SECTION 5.7, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES OR TRANSITION INFORMATION FOR A PARTICULAR PURPOSE.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1    Agreement for Exchange of Information.

(a)            Subject to Section 6.9 and any other applicable confidentiality obligations, each of Realty Income and Orion, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such Information relates to the Transferred Business, or any Transferred Asset or Assumed Liability, if Orion is the requesting Party, or to the Excluded Business, or any Excluded Asset or Excluded Liability, if Realty Income is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental to the Party providing the Information, could violate any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege or the work product doctrine, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)            Without limiting the generality of the foregoing, until the first fiscal year-end of Orion occurring after the Distribution Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2    Ownership of Information. The provision of any Information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

6.3    Reimbursement for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4    Record Retention. For a period of two (2) years from and after the Distribution Effective Time or until such later date as may be required by applicable Law or the policies of Realty Income or Orion in effect as of the Distribution Effective Time, to facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control at the Distribution Effective Time. Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax-related records, and the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information. No Party shall be liable to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Other Agreements Providing for Exchange of Information.

(a)            The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b)            Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7    Production of Witnesses; Records; Cooperation.

(a)            Subject to Section 6.9 and any other applicable confidentiality obligations, after the Distribution Effective Time, except in the case of an adversarial Action or Dispute between Realty Income and Orion, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)            If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)            Without limiting any provision of this Section 6.7, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, each of the Parties shall cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d)            The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether such persons could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8    Privileged Matters.

(a)            The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the Realty Income Group and the Orion Group, and that each of the members of the Realty Income Group and the Orion Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time, which services will be rendered solely for the benefit of the Realty Income Group or the Orion Group, as the case may be.

(b)            The Parties agree as follows:

(i)            Realty Income shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Excluded Business and not to the Transferred Business, whether or not the Privileged Information is in the possession or under the control of any member of the Realty Income Group or any member of the Orion Group. Realty Income shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Realty Income Group or any member of the Orion Group;

(ii)            Orion shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Transferred Business and not to the Excluded Business, whether or not the Privileged Information is in the possession or under the control of any member of the Orion Group or any member of the Realty Income Group. Orion shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Orion Group or any member of the Realty Income Group; and

(iii)            if the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any Information relates solely to the Excluded Business, solely to the Transferred Business, or to both the Excluded Business and the Transferred Business.

(c)            Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)            If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)            In the event of any adversarial Action or Dispute between Realty Income and Orion, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)            Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)            In the event either Party inadvertently discloses any Privileged Information or inadvertently waives any privilege or immunity as to which the other Party has any interest, that Party shall immediately (i) advise the other Party of the inadvertent disclosure or waiver and (ii) take all reasonably available steps to claw back any waived or disclosed Information and restore the privilege or immunity.

(h)            Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of Realty Income and Orion set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)            In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9    Confidentiality.

(a)            Confidentiality. Subject to Section 6.10, from and after the Distribution Effective Time until the five (5) year anniversary of the Distribution Effective Time, each of Realty Income and Orion, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that is applied to protecting such Party’s own Information, all confidential and proprietary Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) is generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential Information of the other Party or any member of such Party’s Group. If any confidential and proprietary Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)            No Release; Return or Destruction. Each Party agrees not to release or disclose, directly or indirectly, or permit to be released or disclosed, any Information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all Tangible Information (including all copies thereof and all notes, extracts or summaries based thereon) or destroy, and notify the other Party in writing that it has destroyed, such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Tangible Information maintained on routine computer system backup tapes, disks or other backup storage.

(c)            Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules of an applicable stock exchange or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1    Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (whether arising out of contract, tort or otherwise, including regarding whether any Assets are Transferred Assets or Excluded Assets, any Liabilities are Assumed Liabilities or Excluded Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have the authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such Initial Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to arbitration in accordance with Section 7.2.

7.2    Arbitration.

(a)            Any Dispute not resolved pursuant to Section 7.1 shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration pursuant to the rules of the American Arbitration Association (the “AAA”). The arbitration shall be held in New York, New York or such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.2 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10.0 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10.0 million or more.

(b)            The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within fifteen (15) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the AAA Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the AAA Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the AAA Arbitration Procedure.

(c)            The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.3, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.3    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and Section 7.2 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 if such Party has submitted an Arbitration Request, as applicable, and the other Party has failed to comply with Section 7.2 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the AAA Arbitration Procedure.

7.4    Conduct During Dispute Resolution Process. Unless otherwise agreed to in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated prior to the Distribution Effective Time by Realty Income, on behalf of the Realty Income Group or on behalf of the Orion Group, only if any order, injunction or decree issued by any Governmental Authority of competent jurisdiction or any other legal restraint or prohibition shall be in effect permanently preventing the consummation of the Separation Transactions or any of the transactions related thereto, which order, decree, ruling or other action is final and nonappealable.

After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.2    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1    Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement (including the exhibits, schedules and appendices hereto), along with the Merger Agreement, the schedules and exhibits thereto and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(b)            Realty Income represents on behalf of itself and each other member of the Realty Income Group, and Orion represents on behalf of itself and each other member of the Orion Group, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(c)            This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or facsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail:

If to Realty Income, to:

Realty Income Corporation 11995 El Camino Real San Diego, California, 92130
Attention:	General Counsel
E-mail:	mbushore@realtyincome.com

with a copy to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Attention:	Charles Ruck William Cernius Darren Guttenberg
Fax No.:	(714) 755-8290
E-mail:	charles.ruck@lw.com william.cernius@lw.com darren.guttenberg@lw.com

If to Orion or Orion OP, to:

Orion Office REIT Inc. 2325 E. Camelback Road, Suite 850 Phoenix, AZ 85016
Attention:	Paul McDowell
E-mail:	PMcDowell@onlreit.com

with a copy to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626
Attention:	Charles Ruck William Cernius Darren Guttenberg
Fax No.:	(714) 755-8290

E-mail:	charles.ruck@lw.com william.cernius@lw.com darren.guttenberg@lw.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.3    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.4        Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Realty Income Indemnitee or Orion Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.5        Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of Laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies.

9.6        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Distribution that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.7        Assignment. Neither this Agreement, nor any of the rights, interests or obligations of the Parties hereunder, shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, subject to Section 4.10, (a) any merger, consolidation, business combination, sale of all or substantially all of a Parties’ Assets; or (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group shall not require the prior written consent of the other Parties.

9.8        No Set-Off. Except as set forth in this Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to either such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

9.9        Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.10      Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation Transactions and shall remain in full force and effect.

9.11      Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.12      Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.13      Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 7.2 or 7.3, neither Orion or any member of the Orion Group, on the one hand, nor Realty Income or any member of the Realty Income Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

9.14      Performance. Realty Income will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Realty Income Group. Orion will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Orion Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

9.15      Responsibility for Expenses.

(a)            Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Distribution Effective Time in connection with the preparation, execution, delivery and consummation of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Orion.

(b)            Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Distribution Effective Time.

9.16      Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement, the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

REALTY INCOME CORPORATION

By:	/s/ Michelle Bushore
Name: Michelle Bushore
Title: Executive Vice President, Chief Legal Officer, General Counsel and Secretary

ORION OFFICE REIT INC.

By:	/s/ Michelle Bushore
Name: Michelle Bushore
Title: Executive Vice President, Chief Legal Officer and Secretary

ORION OFFICE REIT LP

By:	/s/ Michelle Bushore
Name: Michelle Bushore
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Separation and Distribution Agreement]

Exhibit B

Transferred Assets and Liabilities

The Transferred Assets shall include:

1.	all issued capital stock or other equity interests owned by Realty Income or a Subsidiary thereof in (a) each Subsidiary of Orion as of the Distribution Effective Time, and (b) each of the following entities (the “Transferred Entities”):

Entity	Owner (Realty Income or a Subsidiary thereof)	Interest
Orion Cedar Rapids IA LLC	Realty Income Properties 25, LLC	100%
Orion Columbus OH LLC	Realty Income Properties 6, LLC	100%
Orion Deerfield IL 1 LLC	Realty Income Illinois Properties 1, LLC	100%
Orion Deerfield IL 2 LLC	Realty Income Illinois Properties 1, LLC	100%
Orion Deerfield IL 3 LLC	Realty Income Illinois Properties 1, LLC	100%
Orion Deerfield IL 4 LLC	Realty Income Illinois Properties 1, LLC	100%
Orion Deerfield IL 5 LLC	Realty Income Illinois Properties 1, LLC	100%
Orion Deerfield IL 6 LLC	Realty Income Illinois Properties 1, LLC	100%
Orion El Centro CA LLC	Realty Income Corporation	100%
Orion Memphis TN LLC	Realty Income Properties 30, LLC	100%
Realty Income Buffalo Grove Deerfield, LLC	Realty Income Corporation	100%
Realty Income East Syracuse Fair Lakes, LLC	Realty Income Corporation	100%
Realty Income East Windsor SciPark, LLC	Realty Income Corporation	100%
Realty Income Providence LaSalle Square, LLC	Realty Income Corporation	100%
Orion Augusta GA LLC	Realty Income Properties 8, LLC	100%
Orion Brownsville TX 1 LLC	Realty Income Properties 8, LLC	100%
Orion Cedar Falls IA LLC	Realty Income Properties 8, LLC	100%

Exhibit B-1

Orion Dublin OH LLC	Realty Income Properties 8, LLC	100%
Orion Salem OR LLC	Realty Income Properties 20, LLC	100%
Orion St Charles MO LLC	Realty Income Properties 7, LLC	100%
ARC ATMTPSC001, LLC	Tau Operating Partnership, L.P.	100%
ARC ESSTLMO001, LLC	Tau Operating Partnership, L.P.	100%
ARC TITUCAZ001, LLC	Tau Operating Partnership, L.P.	100%
Orion Bedford TX LLC	Tau Central, LLC	100%
Orion Brownsville TX 2 LLC	Tau Central, LLC	100%
Orion Caldwell ID LLC	Tau West, LLC	100%
Orion Dallas TX LLC	Tau Central, LLC	100%
Orion Eagle Pass TX 1 LLC	Tau Central, LLC	100%
Orion Eagle Pass TX 2 LLC	Tau Central, LLC	100%
Orion Knoxville TN LLC	Tau Atlantic, LLC	100%
Orion Malone NY LLC	Tau NY-NJ, LLC	100%
Orion Minneapolis MN LLC	Tau Midwest, LLC	100%
Orion New Port Richey FL LLC	Tau South, LLC	100%
Orion Paris TX LLC	Tau Central, LLC	100%
Orion Parkersburg WV LLC	Tau Atlantic, LLC	100%
Orion Redding CA LLC	Tau West, LLC	100%
Orion Sierra Vista AZ LLC	Tau West, LLC	100%
Orion Sioux City IA LLC	Tau Midwest, LLC	100%
Orion Uniontown OH LLC	Tau Atlantic, LLC	100%
ARC HRPBPAA001, LLC	VEREIT Operating Partnership, L.P.	100%
ARC HRPBPAB002, LLC	VEREIT Operating Partnership, L.P.	100%
ARC HRPWARI001, LLC	VEREIT Operating Partnership, L.P.	100%
ARCP GSPLTNY01, LLC	Cole REIT III Operating Partnership, L.P.	100%
ARCP OFC Annandale NJ, LLC	Cole REIT III Operating Partnership, L.P.	100%

Exhibit B-2

ARCP OFC Covington KY, LLC	Cole REIT III Operating Partnership, L.P.	100%
ARCP OFC Dublin OH, LLC	Cole REIT III Operating Partnership, L.P.	100%
ARCP OFC Malvern PA, LLC	Cole REIT III Operating Partnership, L.P.	100%
ARCP OFC Schaumburg IL, LLC	CLF Cheyenne Tulsa Member, LLC	100%
CLF Cheyenne Tulsa, LLC	CLF Cheyenne Tulsa Member, LLC	100%
CLF Farinon San Antonio LLC	VEREIT Operating Partnership, L.P.	100%
CLF Fresno Business Trust	VEREIT Operating Partnership, L.P.	100%
CLF Lakeside Richardson LLC	VEREIT Operating Partnership, L.P.	100%
CLF Pulco One LLC	VEREIT Operating Partnership, L.P.	100%
CLF Pulco Two LLC	VEREIT Operating Partnership, L.P.	100%
CLF Ridley Park Business Trust	VEREIT Operating Partnership, L.P.	100%
CLF Sierra, LLC	VEREIT Operating Partnership, L.P.	100%
CLF VA Ponce LLC	VEREIT Operating Partnership, L.P.	100%
CLF Westbrook Malvern Business Trust	VEREIT Operating Partnership, L.P.	100%
KDC Norman Woods Business Trust	VEREIT Operating Partnership, L.P.	100%
257 W. Genesee, LLC	Cole HN Buffalo NY, LLC	100%
Cole OF Bedford MA, LLC	Cole REIT III Operating Partnership, L.P.	100%
Cole OF Duluth GA, LLC	Cole REIT III Operating Partnership, L.P.	100%
Cole OF Glenview IL, LLC	Cole REIT III Operating Partnership, L.P.	100%
Cole OF Hopewell Township NJ, LLC	Cole REIT III Operating Partnership, L.P.	100%
Cole OF Kennesaw GA, LLC	Cole REIT III Operating Partnership, L.P.	100%
Cole OF Nashville TN, LLC	Cole REIT III Operating Partnership, L.P.	100%
Cole OF Parsippany NJ, LLC	Cole REIT III Operating Partnership, L.P.	100%

Exhibit B-3

Cole OF Urbana MD, LLC	Cole REIT III Operating Partnership, L.P.	100%
Orion Cocoa FL LLC	ARC3 GSCOCFL001, LLC	100%
Orion Grangeville ID LLC	ARC3 GSGRAID01, LLC	100%
Orion Longmont CO LLC	ARC DBPPROP001, LLC	100%
Orion Tulsa OK LLC	ARCP OFC Mesa Portfolio, LLC	100%
Orion Amherst NY LLC	VEREIT Real Estate, L.P.	100%
Orion Blair NE LLC	VEREIT Real Estate, L.P.	100%
Orion Denver CO LLC	VEREIT Real Estate, L.P.	100%
Orion Fort Worth TX LLC	VEREIT Real Estate, L.P.	100%
Orion Indianapolis IN LLC	VEREIT Real Estate, L.P.	100%
Orion Irving TX LLC	VEREIT Real Estate, L.P.	100%
Orion Lawrence KS 1 LLC	VEREIT Real Estate, L.P.	100%
Orion Lawrence KS 2 LLC	VEREIT Real Estate, L.P.	100%
Orion Lincoln NE LLC	VEREIT Real Estate, L.P.	100%
Orion Milwaukee WI LLC	VEREIT Real Estate, L.P.	100%
Orion Nashville TN LLC	VEREIT Real Estate, L.P.	100%
Orion Oklahoma City OK LLC	VEREIT Real Estate, L.P.	100%
Orion Phoenix AZ LLC	VEREIT Real Estate, L.P.	100%
Orion Plano TX LLC	VEREIT Real Estate, L.P.	100%
Orion Schaumburg IL LLC	VEREIT Real Estate, L.P.	100%
Orion Berkeley MO LLC	VEREIT Real Estate, L.P.	100%
Orion Sterling VA LLC	VEREIT Real Estate, L.P.	100%
Orion Harleysville PA LLC	Tau Pennsylvania, L.P	100%
CLF Sawdust Member, LLC	VEREIT Operating Partnership, L.P.	100%
OAP/VER Venture, LLC	VEREIT Real Estate, L.P.	20%

2.	all right, title and interest of Realty Income or a Subsidiary thereof, whether as owner, mortgagee or holder, of a Security Interest therein, of the following properties:

•	483 Main Street, Harleysville, Pennsylvania 19438

Exhibit B-4

3.	all of the Intellectual Property of Realty Income or its Subsidiaries relating to the name and logo of Orion;

4.	all computing peripherals (monitors, keyboards, webcams, etc.), tablets, conference room cameras/computers/display units, and server room equipment owned by Realty Income or its Subsidiaries as of the Distribution Effective Time located in Suites 1401 and 1405 of building known as 19 West 44th Street, New York, New York;

5.	all contracts entered into in the name of, or expressly on behalf of, Orion, any subsidiary of Orion, or any of the Transferred Entities of Realty Income or a Subsidiary thereof;

6.	all other Assets primarily related to the properties owned by the Transferred Entities, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

7.	all Shared Contracts to the extent allocated to the Orion Group pursuant to Section 2.9;

8.	all Permits of Realty Income or its Subsidiaries used primarily in the Transferred Business, other than those used in the Excluded Business;

9.	all books and records, wherever located, of Realty Income or its Subsidiaries primarily related to the Transferred Business other than the Excluded Business, solely to the extent such books and records related to the Transferred Business (and subject to the access rights retained by Realty Income and its Subsidiaries pursuant to this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto));

10.	all accounts receivable, rights, claims demands, causes of action, judgments, decrees, and rights to indemnify or contribution in favor of Realty Income or its Subsidiaries that are primarily related to the Transferred Business, other than to the extent such relates to the Excluded Business; or as otherwise addressed in the Agreement; and

11.	all other assets mutually agreed by the Parties to be transferred to Orion or any other member of the Orion Group prior to the Distribution.

Notwithstanding the foregoing, the Transferred Assets shall not in any event include any Assets governed by the Employee Matters Agreement.

The Assumed Liabilities shall include:

1.	all Liabilities of Realty Income or its Subsidiaries relating to the Transferred Business, including any contracts or agreements assumed in connection therewith;

2.	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to, on or after the Distribution, to the extent relating to the Transferred Business or Transferred Assets;

Exhibit B-5

3.	all guarantees and indemnitees in respect of any of the Transferred Assets or Assumed Liabilities;

4.	all Third-Party Claims to the extent relating to the Transferred Assets or Assumed Liabilities;

5.	all insurance charges related to the Transferred Business and Transferred Assets.

Notwithstanding the foregoing, the Assumed Liabilities shall not include any Liabilities that are governed by the Employee Matters Agreement.

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Exhibit B-6

Exhibit C

Excluded Assets and Liabilities

The Excluded Assets shall include:

1.	all issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities owned directly or indirectly by Realty Income or its Subsidiaries, other than those entities expressly listed as Transferred Assets;

2.	all right, title and interest of Realty Income or its Subsidiaries, whether as owner, mortgagee or holder, of a Security Interest therein, of all properties owned by Realty Income or its Subsidiaries, other than those properties expressly listed as Transferred Assets;

3.	all other Assets related to the Excluded Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

4.	all of the Intellectual Property of Realty Income or its Subsidiaries relating to the Excluded Business (including with respect to the use of any or all Intellectual Property related to the brands or businesses of any member of the Realty Income Group);

5.	all cash-on-hand held by Realty Income and its Subsidiaries, other than the cash-on-hand held directly by Orion or its Subsidiaries or any Transferred Entity as of the Distribution Effective Time (other than Realty Income Distribution);

6.	all contracts entered into in the name of, or expressly on behalf of Realty Income or its Subsidiaries (other than, and solely to the extent that, such contracts are Transferred Assets);

7.	all Shared Contracts to the extent allocated to the Realty Income Group pursuant to Section 2.9;

8.	all Permits of Realty Income or its Subsidiaries used in the Excluded Business;

9.	all books and records, wherever located, of Realty Income or its Subsidiaries related to the Excluded Business;

10.	all accounts receivable, rights, claims demands, causes of action, judgments, decrees and rights to indemnify or contribution in favor of Realty Income or its Subsidiaries that are related to the Excluded Business; and

11.	all other assets mutually agreed by the Parties to be retained by Realty Income or any of its Subsidiaries prior to the Distribution.

Notwithstanding the foregoing, the Excluded Assets shall not in any event include any Assets governed by the Employee Matters Agreement.

Exhibit C-1

The Excluded Liabilities shall include:

1.	all Liabilities of Realty Income or its Subsidiaries relating to the Excluded Business other than the Transferred Business;

2.	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to, on, or after the Distribution, to the extent relating to the Excluded Business or Excluded Assets, in each case, other than the Transferred Business;

3.	all guarantees and indemnitees in respect of any of the Excluded Assets or Excluded Liabilities other than the Transferred Business;

4.	all Third-Party Claims to the extent relating to the Excluded Assets or Excluded Liabilities other than the Transferred Business; and

5.	all insurance charges related to the Excluded Business and Excluded Assets other than the Transferred Business.

Notwithstanding the foregoing, the Excluded Liabilities shall not include any Liabilities that are governed by the Employee Matters Agreement.

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Exhibit C-2